Exhibit 2.1

SHARE EXCHANGE AGREEMENT

          This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 2, 2010, is by and among China Unitech Group, Inc., a Nevada corporation (the “Parent”), The Classic Bond Development Limited, a British Virgin Islands company (the “Company”), and the Shareholders of the Company identified on Annex A hereto (each, a “Shareholder”, and together, the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

          The Company has 2,000,000 shares of capital stock (the “Company Stock”) outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of Company Stock set forth opposite such Shareholder’s name on Annex A hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Company Stock in exchange for a number of newly issued and existing shares of the Common Stock, par value $0.00001 per share, of the Parent (the “Parent Stock”) that will, in the aggregate, constitute 94% of the issued and outstanding capital stock of the Parent on a fully-diluted basis as of and immediately after the Closing. The number of shares of Parent Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A. The aggregate number of shares of Parent Stock that is reflected on Annex A is referred to herein as the “Shares”.

          The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

          The Board of Directors of the Parent and the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

          NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Shares

          SECTION 1.01.      Exchange by Shareholders. At the Closing (as defined in Section 1.02), each of the Shareholders shall sell, transfer, convey, assign and deliver to the Parent its Company Stock free and clear of all Liens (as defined below) in exchange for the Parent Stock listed on Annex A opposite such Shareholder’s name.

          SECTION 1.02.      Adjustment for Outstanding Liabilities. In the event that the Company shall have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes (“Liability”), as of the Closing, the portion of the Additional Consideration payable at the Closing shall be reduced on a dollar for dollar basis by the amount of such Liability.

          SECTION 1.03.      Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date“).

ARTICLE II

Representations and Warranties of Shareholders

          Each of the Shareholders hereby severally (and not jointly) represents and warrants to the Parent with respect to itself, as follows:

          SECTION 2.01.      Good Title. The Shareholder is the record and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of such Company Stock in the share register of the Company, the Parent will receive good title to such Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

          SECTION 2.02.      Organization. Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

          SECTION 2.03.      Power and Authority. Each Shareholder that is an entity has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

          SECTION 2.04.      No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

          SECTION 2.05.      No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

          SECTION 2.06.      Regulation S Compliance. The Shareholder (i) acknowledges that the certificate(s) representing or evidencing the Shares contain a customary restrictive legend restricting the offer, sale or transfer of the Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by the Shareholder of the Shares will be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the Shareholder is now and will be at the time of the exchange contemplated by this Agreement, outside the United States, (iv) has not engaged in or directed any unsolicited offers to acquire the Shares in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S of the Securities Act), (vi) is acquiring the Shares for its own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Shares and has not prearranged any sale with a purchaser in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, the Shareholder understands that the statutory basis for the exemption claimed for the exchange of the Shares would not be present if the exchange, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

          SECTION 2.07.      Investment. The Shareholder is acquiring the Shares to be issued to the Shareholder for investment for the Shareholder’s own account and not with the view to, or for resale in connection with, any distribution, assignment or resale within the meaning of the Securities Act or the securities law of any applicable state to others and no other person has a direct or indirect beneficial interest, in whole or in part, in such Shares. The Shareholder understands that the Shares to be issued to the Shareholder have not been and will not be registered under the Securities Act or qualified under the laws of any applicable state of the United States in reliance upon specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent as expressed herein and in any other representations, warranties or information provided by the Shareholder under this Agreement.

          SECTION 2.08.      Restrictions on Transfer. The Shareholder acknowledges that the Shares to be issued to the Shareholder must be held indefinitely unless subsequently registered and qualified under the Securities Act or unless an exemption from registration and qualification is otherwise available. In addition, the Shareholder understands that the certificate representing the Shares will be imprinted with a legend which prohibits the transfer of such Shares unless they are sold in a transaction in compliance with the Securities Act or are registered and qualified or such registration and qualification are not required in the opinion of counsel acceptable to the Parent.

          SECTION 2.09.      Experience. The Shareholder and/or the Shareholder’s personal representative(s) have such knowledge and experience in financial, tax and business matters to enable the Shareholder and/or them to utilize the information made available to the 3 Shareholder and/or them in connection with the acquisition of the Shares to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto. The Shareholder is experienced in evaluating and investing companies such as the Parent.

          SECTION 2.10.      The Shareholder’s Liquidity. In reaching the decision to acquire the Shares, the Shareholder has carefully evaluated the Shareholder’s financial resources and investment position and the risks associated with this investment, and the Shareholder acknowledges that the Shareholder is able to bear the economic risks of the investment. The Shareholder (i) has adequate means of providing for the Shareholder’s current needs and possible personal contingencies, (ii) has no need for liquidity in the Shareholder’s investment, (iii) is able to bear the substantial economic risks of an investment in the Shares for an indefinite period and (iv) at the present time, can afford a complete loss of such investment. The Shareholder’s commitment to investments which are not readily marketable is not disproportionate to the Shareholder’s net worth and the Shareholder’s investment in the Shares will not cause the Shareholder’s overall commitment to become excessive.

          SECTION 2.11.      Offer and Sale. The Shareholder understands that the offer and sale of the Shares have not been registered under the Securities Act in reliance upon exemption therefrom. The Shareholder was not offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement, including the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (ii) any seminar or meeting whose attendees had been invited by general solicitation or general advertising.

          SECTION 2.12.      Access to Data. The Shareholder acknowledges that during the course of this transaction and before deciding to acquire the Shares, the Shareholder has been provided with financial and other written information about the Parent. The Shareholder has been given the opportunity by the Parent to obtain any information and ask questions concerning the Parent and the Shares that the Shareholder felt necessary; and to the extent the Shareholder availed itself of that opportunity, the Shareholder has received satisfactory information and answers.

          SECTION 2.13.      Risks. The Shareholder acknowledges and understands that (i) an acquisition of Shares of the Parent constitutes a high risk, (ii) the Shares are highly speculative, and (iii) there can be no assurance as to what investment return, if any, there may be. The Shareholder is aware that the Parent may issue additional securities in the future which could result in the dilution of the Shareholder’s ownership interest in the Parent.

          SECTION 2.14.      Valid Agreement. This Agreement when executed and delivered by the Shareholder will constitute a valid and legally binding obligation of the Shareholder which is enforceable in accordance with its terms.

          SECTION 2.15.      Residence. The address set forth on Annex A hereto is the Shareholder’s current address and accurately sets forth the Shareholder’s place of residence.

          SECTION 2.16.      Legends. It is understood that the Parent Stock will bear the following legend or one that it substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

ARTICLE III

Representations and Warranties of the Company

          The Company represents and warrants as follows to the Parent that, except as set forth in the letter delivered from the Company to the Parent concurrently herewith (the “Company Disclosure Letter”), regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

          SECTION 3.01.      Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the memorandum and articles of association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

          SECTION 3.02.      Company Subsidiaries; Equity Interests.

                         (a)      The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

                    (b)      Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          SECTION 3.03.      Capital Structure. The authorized capital stock of the Company consists of 50,000 ordinary shares, of no par value each, of which 50,000 shares are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. The Company is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Company Subsidiary. All outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock or the common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.

          SECTION 3.04.      Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

          SECTION 3.05.      No Conflicts; Consents.

                         (a)      The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                         (b)      Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          SECTION 3.06.      Taxes.

                        (a)      Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes (as defined below) shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                         (b)      The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                         (c)      For purposes of this Agreement:

                         “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                         “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          SECTION 3.07.      Benefit Plans.

                         (a)      The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

                         (b)      Since March 31, 2010, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

          SECTION 3.08.      Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          SECTION 3.09.      Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

          SECTION 3.10.      Brokers; Schedule of Fees and Expenses. Except for fees due to HFG International, Limited or its assigns, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

          SECTION 3.11.      Contracts. Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          SECTION 3.12.      Title to Properties. Except as set forth in the Disclosure Letter, the Company and the Company Subsidiaries do not own any real property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

          SECTION 3.13.      Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

          SECTION 3.14.      Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

          SECTION 3.15.      Financial Statements. The Company has delivered to the Parent its unaudited financial statements for the periods ended March 31, 2010 and 2009 and audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 2010, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

          SECTION 3.16.      Insurance. Except as set forth in the Company Disclosure Letter, the Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. Except as set forth in the Company Disclosure Letter, the Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

          SECTION 3.17.      Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          SECTION 3.18.      Internal Accounting Controls. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the officers by others within those entities. The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures. Since March 31, 2010, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

          SECTION 3.19.      Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its jurisdiction of formation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

          SECTION 3.20.      No Additional Agreements. The Company does not have any agreement or understanding with any Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

          SECTION 3.21.      Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.22.      Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed within four business days after the Closing. The Company understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Shareholders regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.23.      Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter, from March 31, 2010 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

                         (a)      any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

                         (b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

                         (c)      any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

                         (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

                         (e)      any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

                         (f)      any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;

                         (g)      any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                         (h)      any alteration of the Company’s method of accounting or the identity of its auditors;

                         (i)      any declaration or payment of dividend or distribution of cash or other property to Shareholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Stock;

                         (j)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans; or

                         (k)      any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.23.

          SECTION 3.24.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

          SECTION 3.25.      Foreign Corrupt Practices. Neither the Company, nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of the Parent

          The Parent represents and warrants as follows to each Shareholder and the Company that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Parent with the SEC and publicly available prior to the date of this Agreement (the “Parent SEC Documents”) or in the letter delivered by the Parent to the Company and the Shareholders concurrently herewith (the “Parent Disclosure Letter”):

          SECTION 4.01.      Organization, Standing and Power. The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the certificate or articles of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

          SECTION 4.02.      Subsidiaries; Equity Interests. The Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          SECTION 4.03.      Capital Structure. The authorized capital stock of the Parent consists of 100,000,000 shares of Common Stock, par value $0.00001 per share (“Parent Common Stock”), and 100,000,000 shares of preferred stock, par value $0.00001 per share. As of the date hereof (i) 6,173,600 shares of Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of Parent Common Stock or preferred stock are held by the Parent in its treasury. Except as set forth above, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Nevada, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. Except as set forth in the Parent Disclosure Letter, the Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act. The stockholder list provided to the Company is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent’s Common Stock.

          SECTION 4.04.      Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

          SECTION 4.05.      No Conflicts; Consents.

                         (a)      Except as set forth in the Parent Disclosure Letter, the execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                         (b)      No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

          SECTION 4.06.      SEC Documents; Undisclosed Liabilities.

                         (a)      The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC since January 5, 2009, pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and such documents, the “Parent SEC Documents”).

                         (b)      As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                         (c)      Except as set forth in the Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. The Parent Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof. All liabilities of the Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Company or the Shareholders following the Closing.

          SECTION 4.07.      Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or in the Parent Disclosure Letter, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

                         (a)      any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

                         (b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

                         (c)      any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

                         (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

                         (e)      any material change to a material Contract by which the Parent or any of its assets is bound or subject;

                         (f)      any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                         (g)      any resignation or termination of employment of any officer of the Parent;

                         (h)      any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

                         (i)      any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                         (j)      any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

                         (k)      any alteration of the Parent’s method of accounting or the identity of its auditors;

                         (l)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

                         (m)      any arrangement or commitment by the Parent to do any of the things described in this Section 4.07.

          SECTION 4.08.      Taxes.

                         (a)      The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                         (b)      The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                         (c)      There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

          SECTION 4.09.      Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

          SECTION 4.10.      ERISA Compliance; Excess Parachute Payments. The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of the Parent.

          SECTION 4.11.      Litigation. Except as disclosed in the Parent SEC Documents, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          SECTION 4.12.      Compliance with Applicable Laws. Except as disclosed in the Parent SEC Documents, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargos, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect. This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.08.

          SECTION 4.13.      Contracts. Except as disclosed in the Parent Filed SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

          SECTION 4.14.      Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Parent enjoys peaceful and undisturbed possession under all such material leases.

          SECTION 4.15.      Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

          SECTION 4.16.      Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

          SECTION 4.17.      Market Makers. The Parent has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Parent.

          SECTION 4.18.      Transactions With Affiliates and Employees. Except as set forth in the Parent SEC Documents, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          SECTION 4.19.      Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities. The Parent’s officers have evaluated the effectiveness of the Parent's controls and procedures. Since December 31, 2006, there have been no significant changes in the Parent’s internal controls or, to the Parent’s knowledge, in other factors that could significantly affect the Parent’s internal controls.

          SECTION 4.20.      Solvency. Based on the financial condition of the Parent as of the Closing Date (and assuming that the closing shall have occurred), (i) the Parent’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          SECTION 4.21.      Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

          SECTION 4.22.      No Additional Agreements. The Parent does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

          SECTION 4.23.      Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.24.      Disclosure. The Parent confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that the Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed within four business days after the Closing. The Parent understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Parent. All disclosure provided to the Shareholders regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.25.      Certain Registration Matters. Except as specified in the Parent Disclosure Letter and except for registration rights granted to Halter Financial Investments, L.P., the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

          SECTION 4.26.      Listing and Maintenance Requirements. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock are currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

          SECTION 4.27.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Parent of its Common Stock and which has not been publicly announced.

          SECTION 4.28.      Foreign Corrupt Practices. Neither the Parent, nor any of its subsidiaries, nor, to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

          SECTION 5.01.      Deliveries of the Shareholders.

                         (a)      Concurrently herewith each Shareholder is delivering to the Parent this Agreement executed by the Shareholder.

                         (b)      At or prior to the Closing, each Shareholder shall deliver to the Parent a copy of an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Company Stock.

                         (c)      At or within 30 business days following the Closing, or on such other date as the Parent shall agree, each Shareholder shall deliver to the Parent:

               (i)      a certificate or certificates representing its Company Stock; and

               (ii)      the original duly executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Company Stock to the Parent.

          SECTION 5.02.      Deliveries of the Parent.

                         (a)      Concurrently herewith, the Parent is delivering to each Shareholder and to the Company a copy of this Agreement executed by the Parent.

                         (b)      At or prior to the Closing, the Parent shall deliver to the Company:

               (i)      a certificate from the Parent, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

               (ii)      a letter of resignation of Xuezheng Yuan from his position as a director of the Parent and from all offices he holds with the Parent effective upon the Closing;

               (iii)      evidence of the election of Dishan Guo, Zhenquan Guo, Lei Li, Wenbin An and Lizong Wang as directors of the Parent effective upon the Closing;

               (iv)      evidence of the election of Dishan Guo as the Chief Executive Officer of the Parent, Lawrence Lee as the Chief Financial Officer of the Parent, and such other executive officers designated by the Company, effective as of the Closing;

               (v)      the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent; and

               (vi)      a duly executed release by the current directors and officers of the Parent in favor of the Parent, the Company and the Shareholders.

                         (c)      At or within 5 business days following the Closing, the Parent shall deliver to each Shareholder, a certificate representing the new shares of Parent Common Stock issued to such Shareholder as set forth on Annex A.

          SECTION 5.03.      Deliveries of the Company.

                         (a)      Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

                         (b)      At or prior to the Closing, the Company shall deliver to the Parent a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE VI

Conditions to Closing

          SECTION 6.01.      Shareholder and Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

                         (a)      Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date. The Parent shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.

                         (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or any Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

                         (c)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2006 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

                         (d)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Shareholders in their sole and absolute discretion.

                         (e)      SEC Reports. The Parent shall have filed all reports and other documents required to be filed by the Parent under the U.S. federal securities laws through the Closing Date.

                         (f)      OTCBB Quotation. The Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

                         (g)      Deliveries. The deliveries specified in Section 5.02 shall have been made by the Parent.

                         (h)      No Suspensions of Trading in Parent Stock; Listing. Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

                         (i)      Satisfactory Completion of Due Diligence. The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

                         (j)      Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the periods ended March 31, 2010 and 2009 and the fiscal years ended December 31, 2009 and 2008.

                         (k)      Termination of Lease Contract. The Parent shall terminate the lease contract with Xuezheng Yuan for the office space at No. 1 Xinxin Garden, No.51 Fangjicun Xudong Road, Wuchang, Wuhan, Hubei, China 430062 without subject the Company to any future obligations.

                         (l)      Payment of Consulting Services. The Company shall have paid $250,000 to Beijing Allstar Business Consulting, Inc. for its consulting services in connection with the share exchange transaction. Of such amount, $25,000 has previously been forwarded to Beijing Allstar Business Consulting, Inc. as an escrow deposit. Upon execution of this Agreement, the Company shall pay the remainder to Beijing Allstar Business Consulting, Inc. on the Closing Date.

                         (m)      Cancellation Agreement. A total of 4,973,600 shares of the Parent’s Stock held by certain shareholders shall have been cancelled and such shareholders and the Parent shall have delivered to the Company a Cancellation Agreement (the “Cancellation Agreement”), in form and substance satisfactory to the Company.

          SECTION 6.02.      Parent Conditions Precedent. The obligations of the Parent to enter into and complete the Closing is subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

                         (a)      Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

                         (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

                         (c)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2010 which has had or is reasonably likely to cause a Company Material Adverse Effect.

                         (d)      Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

                         (e)      Audited Financial Statements and Form 10-SB Disclosure. The Company shall have provided the Parent and the Shareholders with reasonable assurances that the Parent will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10-type disclosure regarding the Company.

                         (f)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Parent in its sole and absolute discretion.

                         (g)      Satisfactory Completion of Due Diligence. The Parent shall have completed its legal, accounting and business due diligence of the Company and the Shareholders and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

                         (h)      Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the periods ended March 31, 2010 and 2009 and the fiscal years ended December 321, 2009 and 2008. The form and substance of the Financial Statements shall be satisfactory to the Parent in its sole and absolute discretion.

ARTICLE VII

Covenants

          SECTION 7.01.      Blue Sky Laws. The Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

          SECTION 7.02.      Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 7.03.      Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          SECTION 7.04.      Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

     SECTION 7.05.      Exclusivity. The Parent shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Parent, or any assets of the Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     SECTION 7.06.      Filing of 8-K and Press Release. The Parent shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10-SB disclosure regarding the Company. In addition, the Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

     SECTION 7.07.      Furnishing of Information. As long as any Shareholder owns the Shares, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. As long as any Shareholder owns Shares, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell the Shares under Rule 144. The Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

     SECTION 7.08.      Access. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

     SECTION 7.09.      Preservation of Business. From the date of this Agreement until the Closing Date, each of the Company and the Parent shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

ARTICLE VIII

Miscellaneous

          SECTION 8.01.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

China Unitech, Inc.
No. 1 Xinxin Garden
No. 51 Fangjicun Xudong Road
Wuchang, Wuhan
Hubei, China 430062
Attention: Xuezheng Yuan

If to the Company, to:

Rm. 1010, Unit D, Block 1
Yuanjing Garden, Longxiang Road
Zhongxin Cheng, Longgang District, Shenzhen
China 518117
Attention: Chief Executive Officer
Facsimile: 86- 755-28943610

If to Shareholders at the addresses set forth in Annex A hereto.

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-11228
Attention: Louis A. Bevilacqua, Esq.
Facsimile: +1 202-663-8007

          SECTION 8.02.      Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Parent and the Shareholders holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Shareholders who then hold Shares.

          SECTION 8.03.      Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          SECTION 8.04.      Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, the Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          SECTION 8.05.      Independent Nature of Shareholders' Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of the Company and the Parent acknowledge that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

          SECTION 8.06.      Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of a Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

          SECTION 8.07.      Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          SECTION 8.08.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 8.09.      Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          SECTION 8.10.      Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          SECTION 8.11.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

          SECTION 8.12.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

          The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:	CHINA UNITECH GROUP, INC.

By: ________________________________
Name: Xuezheng Yuan
Title: President

The Company:	CLASSIC BOND DEVELOPMENT LIMITED

By: ________________________________
Name: Dishan Guo
Title: Director

The Shareholders:

By:________________________________
Name:

ANNEX A

Shareholders of Classic Bond Development Limited

No.	Name and Address of Shareholder	Tax ID (if applicable)	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
1	GUO Dishan 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,264,079	63.204%	12,008,750
2	TANG Liangyu 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
3	LIU Fangfang 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	2,105	0.105%	20,000
4	SUN Songtao 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	21,053	1.053%	200,000
5	LIU Yunbo 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
6	GE Ming 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	3,158	0.158%	30,000
7	XIE Shuixiang 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
8	WANG Lingli 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
9	YUAN Yuan 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
10	CHEN Bingchang 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
11	LIN Guiseng 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
12	DENG Jian 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	737	0.037%	7,000
13	YE Chunqiu 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
14	ZHANG Lin 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	2,105	0.105%	20,000

No.	Name and Address of Shareholder	Tax ID (if applicable)	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
15	DU Xiaojun 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	2,105	0.105%	20,000
16	LI Binhe 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	2,105	0.105%	20,000
17	Li Jinhui 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	105	0.005%	1,000
18	XU Ruihong 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
19	DONG Lingyun 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	737	0.037%	7,000
20	LIN Xiaohong 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	526	0.026%	5,000
21	ZHONG Hongjuan 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	631	0.032%	6,000
22	HU Dongyang 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	631	0.032%	6,000
23	LI Xiaoyan 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	631	0.032%	6,000
24	ZHANG Na 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	105	0.005%	1,000
25	CHEN Yefeng 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	2,105	0.105%	20,000
26	WANG Hongshu 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	4,211	0.211%	40,000
27	SUN Qian 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
28	ZHU Bizhi 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	526	0.026%	5,000
29	LIU Liyun 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	4211	0.211%	40,000

No.	Name and Address of Shareholder	Tax ID (if applicable)	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
30	LIU Yumiao 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	526	0.026%	5,000
31	LONG Hongmei 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,579	0.079%	15,000
32	GU Dongqing 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	211	0.011%	2,000
33	LI Wei 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	2,105	0.105%	20,000
34	YANG Yizhou 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	7,368	0.368%	70,000
35	HU Yixue 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	526	0.026%	5,000
36	WANG Lizong 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	10,526	0.526%	100,000
37	ZHU Zhenping 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	631	0.032%	6,000
38	WANG Qiaoyun 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	1,053	0.053%	10,000
39	XIE Jing 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	94,737	4.737%	900,000
40	WEN Liuping 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	94,737	4.737%	900,000
41	XU Yanting 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	63,158	3.158%	600,000
42	WU Fan 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	73,684	3.684%	700,000
43	JIANG Jiangping 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	94,737	4.737%	900,000
44	LIU Desheng 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	526	0.026%	5,000
45	CHEN Hanguang 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	15,040	0.752%	142,880

No.	Name and Address of Shareholder	Tax ID (if applicable)	Number of Shares of Company Stock Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
46	GUO Songqing 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	42,100	2.105%	399,950
47	GUO Zhenquan 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	63,160	3.158%	600,020
48	WANG Xiaofen 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	42,100	2.105%	399,950
49	ZENG Jinzhou 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	42,100	2.105%	399,950
50	WU Huiming 1-D-1010 Yuanjing Park, Longxiang Road, Center City, Longgang District, Shenzhen	N/A	27,000	1.350%	256,500
		Totals:	2,000,000	100.00%	19,000,000